Exhibit 10.1

CONFIDENTIAL

AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 30th day of September, 1993 and effective as of January 1, 1994 (the “Effective Date”), by and between Advent Software, Inc., with principal offices at 301 Brannan Street, San Francisco, CA 94107 (“Advent”) and Interactive Data Corporation with principal offices at 95 Hayden Avenue, Lexington, MA 02173 (“Interactive”).

WITNESSETH THAT:

WHEREAS, Interactive is engaged in the development and marketing of computer-based information services, one component of which is a communications environment know as (“Datafeed”);

WHEREAS, Advent has developed a group of computer software programs identified on Exhibit A (collectively, the “Product”) that maintain records of investment portfolio transactions and prepare certain analyses and reports for investment instruments;

WHEREAS, Advent and Interactive market their separate services and products to others and wish to make this a non-exclusive agreement between the two parties;

WHEREAS, Advent and Interactive would like to continue making the Product available in conjunction with Interactive’s information services by means of Interactive’s Datafeed product, all on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.                                       Development. Interactive will continue to provide Advent with those specifications of the Datafeed environment which are necessary for Advent to develop routines in the Product that enable the Product to access and process the information contained in the various financial databases residing on Interactive’s computer system.

2.                                       Offering of Services. Interactive will allow the Product, modified to operate in the Datafeed communications environment, to enable Advent’s clients using the Product to access, retrieve, and process financial information residing on Interactive’s computer system.  Sales of Interactive’s financial information services shall be made in accordance with the Price List in Exhibit B, as adjusted for periodic price changes.  Interactive is authorized to use two copies of the Product provided by Advent for training by Interactive of Interactive’s marketing and customer support personnel, and other purely internal uses without being obligated to pay Advent any compensation for such use.  Interactive agrees to be bound by the terms of Advent’s standard software license agreement.

3                                          Commissions.  Interactive agrees to pay directly to Advent an amount equal to [**]% of all monthly revenue (as defined below), provided that such revenue does not

[**] Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions fall below $100,000.00 with respect to any month.  Should the monthly revenue fall below $100,000.00 for any month during the term of this Agreement or during the twenty-four month period described in Section 13, then the commission paid for that month only will be [**]%. In addition, during the twenty-four month period described in section 13, the [**]% rate referred to above shall be reduced to [**]% in the event that this Agreement has been terminated by Advent.  Monthly revenue is defined as all amounts actually collected by Interactive with respect to any month from Advent’s clients whose use of the Product together with Datafeed enables them to access, retrieve, or process financial information residing on Interactive’s computer system, which amounts may be reduced as set forth in the last sentence of this Section.  Such revenue includes, without limitation, the collected amounts of initial sign-up fees, monthly access charges, usage fees based on the types and quantities of information retrieved from Interactive’s system by the client, monthly Local Area Network fees, and any other current or future charges to Advent’s clients based upon the establishment of their relationship with Interactive and their usage of data available via Interactive’s Datafeed product that is input into the Product via the routines developed by Advent maintained in the Product.  Interactive will be able to offset the monthly revenue amount by the extraordinary costs of collection, any subscription fees or other costs imposed by a third party supplier (including any affiliate of Interactive) of data, and communication charges.

4.                                       Monthly Reports; Collection of Fees.  Within forty-five (45) days after the end of each month, Interactive will provide Advent with a report produced by Interactive’s standard billing procedures showing the names of Advent’s clients which had access via Datafeed to the financial databases residing on Interactive’s computers during such month, their level of usage during the month, and how much the client paid to Interactive for that month.  Interactive agrees to pay Advent the commission required under section 3 above within forty-five (45) days after the end of each month.

5.                                       Advent Access to Interactive’s Computer System.  Advent will be assigned a unique User ID and password for the purpose of testing the Product/Datafeed interface and for support of clients.  Access to Interactive’s computer system by means of such User ID and password will be made available at no charge up to limits periodically specified by Interactive.  Such use will be provided on an internal priority basis, which is the same basis on which use of the computer system is provided to Interactive’s own programmers, but which may entail slower response time than the basis on which use of the computer system is provided to customers.  Such use will, however, be provided on a customary basis, if requested, for marketing demonstrations.

Advent will use computer system resources provided by Interactive pursuant to the provisions of this section only for the purposes specified and for no other purposes.  Computer resources used by Advent for all other purposes or in excess of the amounts specified by Interactive will be provided by Interactive and paid for by Advent at Interactive’s standard commercial charges for usage on a customer priority basis in accordance with Interactive’s standard customer terms and conditions then in effect.

[**] Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions

6.                                       Marketing of the Product.  Interactive and Advent, each at its own expense, will cooperate in marketing the use of the Product in conjunction with Interactive’s information services.  However, neither party shall have any obligation to the other to undertake marketing efforts.  Advent shall be responsible for supplying documentation to clients describing the necessary procedures to access the Datafeed interface and Interactive’s financial databases.  Interactive will supply Advent’s clients with a description of the Datafeed product and an outline description of the financial information to which they may have access.

7.                                       Technical Support.  Advent, at its expense, will be responsible for the technical support of clients with respect to their use of the Product.  Interactive, at its expense, will provide assistance to clients in interpreting Interactive’s financial data which was accessed by means of the Datafeed product.

8.                                       Maintenance and Updating.  Advent, at its expense, will maintain a version of the Product in an operational status ready for use by clients in conjunction with the Datafeed communications interface to Interactive’s financial databases.

9.                                       Ownership of Services.  Interactive agrees that the Product is and will remain the sole property of Advent and agrees not to sell, transfer, distribute, or otherwise make the Product, or any part thereof, or the use of the Product, or any part thereof, available at any person or organization, except as provided in this Agreement.  Advent agrees that Datafeed is and will remain the sole property of Interactive and agrees not to sell, transfer, distribute, or otherwise make Datafeed, or any part thereof, or the use of Datafeed, or any part thereof, available at any person or organization, except as provided in this Agreement.

10.                                 Limitation on Use of Parties’ Names.  Neither party shall use the name of the other party or any other name or mark owned by the other party except as expressly authorized in advance in writing by said other party.  All trade names, trademarks and service marks, and attendant goodwill, now owned by each party shall remain its sole property and all rights accruing from their use shall inure to the benefit of the owner party.

11.                                 Confidentiality.  Each party will preserve the “Confidential Information” of or pertaining to the other party and will not, without first obtaining the other’s written consent, disclose to any person or organization, or use for its benefit, any Confidential Information of or pertaining to the other party during the term of this Agreement and after termination.

“Confidential Information” means any proprietary information, technical data or know-how, including, but not limited to, that which relates to research, products, services, customer lists, markets, software, developments, inventions, processes, engineering, marketing or finances, which Confidential Information is disclosed by either party directly or indirectly in writing, orally, or by inspection of software code, equipment, or other materials.  Confidential Information shall not include information that: (i) was generally known and available in the public domain through no fault of the receiving party; (ii) was known to the receiving party at the time of the disclosure as shown by the files of the receiving party in existence immediately prior to the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information of the disclosing party, and by employees or other agents of the receiving party who have not been exposed to the Confidential Information of the disclosing party; (v)  becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights; or (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other government body; provided, that the receiving party shall provide prompt, advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.

12.                                 Term; Termination.  This Agreement shall become effective on the Effective Date and shall continue for an initial term of five (5) years.  Thereafter, it shall remain in effect for successive twelve (12) month terms unless one party gives the other party notice that it does not wish to renew the Agreement.  In order to effectuate termination at the end of the initial term, a party must give notice twenty-four (24) months prior to the last day of the initial term.  After that a party must give notice twenty-four (24) months prior to the end of the implied extension of the term as set forth above. For example, if one party gives notice twelve months prior to the end of the initial term, the term is implied to extend for an additional year after the initial term.

Notwithstanding the foregoing, either party may terminate this Agreement at any time based upon material breach by the other party by giving the other party at least ninety (90) days’ prior written notice.  “Material breach” shall include, without limitation, a party’s admission in writing of its inability to pay its debts as they become due, filing a petition in bankruptcy, taking advantage of any act for the protection of debtor’s estates, or becoming the subject of a petition under the federal bankruptcy laws, unless such petition has been dismissed or discharged within ninety days after filing.  Termination for a material breach of this Agreement shall become effective at the end of such 90-day period unless the breach shall have by then been corrected.  The party in breach shall have 90 days to cure any condition that led to the material breach.

13.                                 Rights and Obligations upon Termination.  Upon termination of this Agreement for any reason, Interactive and Advent shall discontinue all efforts to cause new clients to subscribe to use of the Product in conjunction with Datafeed and Interactive’s financial databases.  Should existing clients who use the Product wish to continue use of the Product in conjunction with Datafeed and Interactive’s financial databases after termination of this Agreement, they shall be permitted to do so for a period of twenty-four (24) months, and all the provisions of this Agreement shall remain in effect to the extent reasonably required or desirable to specify the duties and obligations of the parties during the period of such continued use by clients, with the exception of section 8.

After such twenty-four month period or upon termination if there are no such clients, each party shall destroy or return to the other party all copies of documents, software, or other material containing Confidential Information of or pertaining to the other party in its possession, custody or control, and neither party shall thereafter offer the use of the Product in conjunction with Datafeed or Interactive’s financial databases, or any part thereof, to any person or organization without the express, written consent of the other party.

14.                                 No Infringement of Rights of Others.  Advent represents and warrants to Interactive that the Product, used as contemplated in this Agreement, does not infringe any copyrights, trademarks, or other proprietary rights of any person on organization; provided that Advent does not make any representations herein with respect tothe infringement of patents.  Advent will defend at its expense any action brought against Interactive based on any claim of patent, copyright, trademark, or other proprietary right infringement and will pay any costs and damages finally awarded against Interactive in such action or constituting a settlement of such claim; provided, however, that Interactive notifies Advent promptly in writing of such claim and permits Advent to have sole control of the defense and/or settlement of such claim.  Should the Product become, or in the opinion of Advent be likely to become, the subject of a claim of infringement of any patent, copyright, trademark, or other proprietary right, then Advent may procure for Interactive the right to continue to use the Product, as contemplated in this Agreement, or to replace or modify the Product to make it non-infringing.

15.                               WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INTERACTIVE AND ADVENT MAKE NO REPRESENTATIONS OF WARRANTIES, EXPRESS OR IMPLIED, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERFORMANCE OF THE PRODUCT, OF DATAFEED OR OF INTERACTIVE’S COMPUTER SYSTEM.

16.                               LIMITATION OF LIABILITY.  NEITHER PARTY SHALL HAVE ANY LIABILITY RESULTING FROM PERFORMANCE OF ANY FAILURE TO PERFORM OF THE PRODUCT, DATAFEED, OR INTERACTIVE’S COMPUTER SYSTEM.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.                                 Independent Contractors.  Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between Advent and Interactive.  Except as expressly set forth in this Agreement, neither party shall have authority to act on behalf of or bind the other party in any way.

18.                                 Non-exclusivity.  Both parties agree that the relationship set forth in this Agreement in non-exclusive.  Nothing contained herein shall preclude either party from entering into arrangements or agreements with third parties including such arrangements or agreements similar to this Agreement.

19.                                 Notices.   All notices and other communications hereunder shall be in writing and shall be delivered, in person, by overnight courier, or mailed first-class mail, registered or certified, postage prepaid, (a) if to Interactive, to the attention of Legal Department, Interactive Data Corporation, 95 Hayden Avenue, Lexington, MA 02173 and (b) if to Advent, to the attention of President and CEO, Advent Software, Inc., 301 Brannan Street, San Francisco, California 94107.  All notices shall be effective upon receipt.

20.                                 Severability.  The terms and conditions of this Agreement are severable.  If any term or condition of this Agreement other than a provision relating to warranty, disclaimer or warranty or limitation of liability is deemed by a court of competent jurisdiction to be illegal or unenforceable under any rule of law, then this Agreement and all other terms and conditions shall remain in force, unless continuation would deprive a party of its economic benefit under this Agreement.

21.                                 Entire Agreement.  The parties hereto agree that this Agreement represents the complete and exclusive statement of the agreement between the parties, and supersedes all prior proposals, agreements, communications and understandings, oral or written, relating to the subject matter of this Agreement.

22.                                 Modification of the Agreement.  This Agreement may be amended only by a writing executed by the authorized representatives of both of the parties hereto.

23.                                 Effectiveness of Waiver.  Failure or delay by either party in enforcing any provision of this Agreement shall not be deemed to be a waiver of that provision or of any other provision of this Agreement.  No waiver shall be effective unless in writing and executed by an authorized representative of the party to be bound thereby and no waiver shall be effective with respect to any occurrence, circumstance or matter other than as expressly set forth therein.

24.                                 Force Majeure.  Neither party shall be responsible for any delay or failure in performance resulting from events beyond the control of such party.  Such events shall include, but not be limited to, an act of God, war, riot, epidemic, fire, flood, natural disaster, act of government or strike.

25.                                 Binding Effect; Assignment.  This Agreement shall be binding on the parties and their successors, permitted assignees and legal representatives.  Neither party may assign this Agreement in whole or in part without the prior written consent of the other party whose consent may not be unreasonably withheld.  Notwithstanding the foregoing, Interactive may assign this Agreement to an affiliate of Interactive without the consent of Advent; provided that Interactive shall have given Advent not less that 30 days’ prior written notice of an assignment of this Agreement to an affiliate and Advent shall not have informed Interactive in good faith within 20 days after receipt of such notice that such affiliate is a competitor of Advent.

26.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the United States and the State of New York, without reference to its conflict of law principles.  In the event a party hereto brings suit to enforce any provision of this Agreement, such suit shall be brought in the federal court for the district in which the other party’s principal place of business is located.  Advent and Interactive hereby consent to be a subject to the personal jurisdiction of the aforesaid federal court.

27.                                 No Third Party Beneficiaries.  Except as expressly provided herein, no other person or entity is intended, or shall be deemed to be beneficiary of any provision of this Agreement.

28.                                 Audit Rights.  Advent shall have the right, but not the obligation, to direct a recognized independent accounting firm to conduct, during normal business hours, once in any calendar year, an audit of (and to copy) the appropriate records of Interactive to verify (a) the accuracy if Interactive’s reports to Advent detailing the usage and associated charges to Advent’s clients and the amounts collected from Advent’s clients, (b) Interactive’s compliance with the terms of this Agreement, and (c) any other such routines, reports, or procedural matters directly relating to the fees due to Advent from Interactive or the amounts collected by Interactive from Advent’s clients.  Representatives of the accounting firm shall protect the confidentiality of Interactive’s Confidential Information and abide by Interactive’s reasonable security regulations while on Interactive’s premises. If the audit determines that the amount due to Advent is misstated by more than 5% then Interactive will pay the reasonable expenses associated with the audit, in addition to the fee adjustment.

29.                                 Termination of Clients upon Request of Advent.  In the event that Advent informs Interactive in writing that a client has an unauthorized version of the Product and instructs Interactive promptly to terminate delivery to such client of any data contained on Interactive’s database accessed in conjunction with the Product, Interactive shall terminate delivery of such data to such client after Interactive has provided such client thirty (30) days’ prior written notice of termination.  Advent agrees to indemnify and hold Interactive harmless from any claims, demands, liabilities, actions, suits or proceedings asserted or claimed by any party as a result of Interactive’s following Advent’s written instructions set forth above, and Advent agrees to undertake the cost of defending same, including reasonable attorneys’ fees.  Interactive agrees to give Advent timely notice of, and shall have the option to undertake and conduct the defense of, any such claim, demand, liability, action, suit or proceeding.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the day and year first above written.

ADVENT SOFTWARE, INC.		INTERACTIVE DATA CORPORATION

By:	/s/ Stephanie DiMarco	By:	/s/ Judith Y. Hogan

Name:	Stephanie DiMarco	Name:	Judith Y. Hogan

Title:	President & CEO	Title:	Director-Third Party Mktg

Date:	10/6/93	Date:	9/30/93

Exhibit A

Known product names as of September 30, 1993

The Professional Portfolio, Level I

The Professional Portfolio, Level II

AXYS

OMS

Geneva